Exhibit 10.1

AGREEMENT

FOR

WAIVER AND RELEASE OF KEYSOP BENEFITS

This Agreement for Waiver and Release of KEYSOP Benefits (the “Agreement”) is entered into as of June 4, 2004 (the “Execution Date”) between Joseph P. Micatrotto (“Executive”) and BUCA, Inc., a Minnesota corporation (the “Company”) (collectively, the “Parties”).

WHEREAS, Executive has been employed by the Company as its President and Chief Executive Officer pursuant to the terms of the Amended and Restated Employment Agreement dated February 17, 1999, with various amendments thereto (the “Employment Agreement”);

WHEREAS, Executive has participated in the Buca Key Employee Share Option Plan (the “KEYSOP”);

WHEREAS, Executive has resigned his employment with the Company under a Separation Agreement with the Company effective May 10, 2004 (the “Separation Agreement”) and the Company has accepted his resignation with the understanding that Executive would enter into this Agreement concerning the KEYSOP on the terms and conditions set forth herein; and

WHEREAS, In connection with such resignation of employment and with Section 3 of the Separation Agreement, Executive and the Company mutually desire to provide terms for Executive to waive and release all rights under the KEYSOP;

NOW, THEREFORE, In consideration of the premises and mutual agreements set forth herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

1. Amendment of Option Agreements. Pursuant to Section 5.3(d) of the KEYSOP document, the Parties hereby agree that Executive waives all rights to receive any payments under the KEYSOP, including both vested and unvested benefits, and hereby releases the Company and the trustee of the KEYSOP from any claims under the KEYSOP. Notwithstanding Section 8(d)(i) of the Separation Agreement, the release of claims provision of Section 8 of the Separation Agreement shall apply to any claims under the KEYSOP.

2. Return of Trust Assets to Company. The Parties understand that, pursuant to Section 12(d) of the trust agreement for the KEYSOP entitled “Buca Key Employee

Share Option Plan Hedging Trust Agreement (Effective as of January 1, 2002),” the Executive will be deemed to have failed to exercise all of his options under the KEYSOP within their respective exercise periods pursuant to the terms of the KEYSOP document and the Company will request that all assets of the trust related to such options of the Executive will be returned to the Company.

3. Credit Toward Amounts Owed by Executive to Company. The value of the vested benefits of the Executive under the KEYSOP shall be determined as of the close of business on June 4, 2004 (estimated to be about $400,000 before withholding described in Section 4 below) and the trust assets related to such benefits shall be sold. The amount of such vested benefits (based on the actual sales proceeds and reduced by such withholding) shall be a credit towards amounts owed by Executive to Company in connection with the Separation Agreement. No such credit shall be made with respect to unvested benefits under the KEYSOP.

4. Withholding of Taxes. The vested benefits described in Section 3 above shall be subject to federal and state income tax reporting and withholding consistent with recent Company tax and withholding practices with respect to Executive’s pay.

IN WITNESS WHEREOF, The Parties have executed this Agreement as of the Execution Date set forth in the first paragraph.

/s/ Joseph P. Micatrotto

Joseph P. Micatrotto

BUCA, INC.

By: /s/ Peter J. Mihajlov

Its: CEO